Exhibit 10.29(b)

                              CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made and effective as of the 11th day of September, 2002, by and between David C. Storbeck, 10 Arthur Place, Montville, NJ 07045, ("Consultant") and Philipp Brothers Chemicals, Inc., One Parker Plaza, Fort Lee, NJ 07024 ("Company").

NOW, THEREFORE, Consultant and Company agree as follows:

1.    Engagement.

Company hereby engages Consultant, and Consultant accepts engagement, to provide to Company the following services:

      Consultant shall provide financial and accounting services and report to Gerald K. Carlson, Chief Executive Officer and Arthur Henningsen, Chief Financial Officer shall provide such services as may be mutually determined.

2.    Term.

Consultant shall provide services to Company pursuant to this Agreement for a term commencing as of September 11, 2002 and terminating on December 6, 2002.

3.    Place of Work.

Consultant shall render services primarily from Company's location, but will, upon request provide the services at such other places as reasonably requested by Company as appropriate for the performance of particular services.

4.    Time.

Consultant's daily schedule and hours worked under this Agreement on a given day shall be by mutual agreement but shall generally be subject to Consultant's discretion. Company relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement. Consultant further agrees to be available for meetings at such times and at such locations as the Company may reasonably require.

5.    Payment.

Company shall pay Consultant at the rate of $1,000.00 per day for services performed pursuant to this Agreement. Consultant shall be paid weekly. Consultant shall be reimbursed for all other reasonable out of pocket expenses, evidenced by a written receipt, incurred in connection with the performance of services under this Agreement, provided, however, that no expense in excess of Five Hundred ($500.00) dollars may be incurred without the prior written approval of the Company and, further provided, that all travel, hotel, rental car and other transportation related arrangements should be in compliance with the Company's Travel and Business and Entertainment policies. Consultant shall have the use of a Company car during the term of this Agreement.

6.    Covenant Not to Compete.

During the term of this Agreement, Consultant shall not directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent or otherwise; own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the business conducted by Company. In the event any of the provisions of this Section 6 are determined to be invalid by reason of their scope or duration, this Section 6 shall be deemed modified to the extent required to cure the invalidity. In the event of a breach, or a threatened breach, of this Section 6, Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law.

7.    Intellectual Property.

Consultant hereby assigns any and all rights, title and interest, including, but not limited to, patents, copyrights, tradesecrets and any and all proprietary rights to any inventions, processes, creations, plans, programs, or any other material developed in the course of performance of services pursuant to this Agreement. All work performed hereunder and any and all materials, products, inventions, processes, creations, plans, programs or any other material developed or produced in the course of performance of service pursuant to this Agreement shall be the property of the Company and all title and interest therein shall vest in the Company. All such materials which would qualify for copyright protection under US copyright laws shall be deemed to be "works made for hire" under such copyright laws. Both parties acknowledge and agree,
however,   that  Consultant  shall  retain  the  right  to  use  its  knowledge, experience, expertise and know-how for other projects for other clients notwithstanding the provisions of this Agreement. Consultant agrees to give the Company such assistance, at the Company's expense, as may be required to perfect any assignment of rights described in this Section 7.

8.    Publications.

Consultant agrees that any proposed publication written or prepared by Consultant as part of Consultant's services under the Agreement or that relates to the work performed hereunder must be reviewed and approved in writing by the Company prior to submission for publication.

9.    Confidentiality.

As part of the performance of services hereunder, the Company may disclose to Consultant certain Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes.

During the term of this Agreement, and thereafter for a period of five (5) years, Consultant shall not, except as provided herein, without the prior written consent of Company, disclose to anyone any Confidential Information.

The Confidential Information will be kept confidential by Consultant and will not be used in any way detrimental to Company. The Confidential Information will not be used other than in connection with the Evaluation, and Consultant will safeguard the Confidential Information from unauthorized disclosure. Consultant may, however, disclose the Confidential Information to its Representatives, but only if such Representatives need to know the Confidential Information in connection with the Evaluation.


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

Consultant will (i) inform its Representatives of the confidential nature of the Confidential Information and of this Agreement, (ii) cause such Representatives to treat the Confidential Information confidentially and not to use it other than in connection with services to be provided under this Agreement, and (iii) be responsible for any improper use of the Confidential Information by its Representatives.

This Agreement will be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public through no fault or action by Consultant or its Representatives, (ii) are or become available to Consultant or its Representatives on a nonconfidential basis from a source, other than Company or its Representatives, provided that such source is not prohibited from disclosing such portions to Consultant or its Representatives by a contractual, legal or fiduciary obligation to Company,
(iii) was in possession of Consultant or its Representatives prior to its disclosure except that Confidential Information disclosed prior to the execution of this Agreement shall be deemed to have been disclosed under this Agreement, or (iv) has been or is independently acquired or developed by Consultant or its Representatives without violating any of the Consultant's obligations under this Agreement and without the use of any Confidential Information.

10.   Termination.

Consultant may terminate this Agreement for any reason upon ten (10) working days written notice to the Company. The Company may terminate this Agreement at any time for cause.

11.   Assignment.

Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval to the other. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.

12.   Independent Contractor.

Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company. Consultant shall not be entitled to nor receive any benefit normally provided to Company's employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

13.   Tools and Supplies.

The Company will provide Consultant with workspace, telephone, computer and general office supplies as it customarily provides its employees. Except as otherwise provided herein and unless otherwise agreed to by Company in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any other tools or supplies which Consultant believes are necessary or appropriate for the performance of Consultant's services hereunder.

14.   Changes.

Consultant agrees to promptly inform the Company of any event or change in circumstances, which could reasonable affect Consultant's ability to perform hereunder in the manner contemplated by the parties.


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

15.   Representations.

Consultant warrants and represents that Consultant has the full right and authority to enter into this Agreement and that Consultant has no obligations or commitments inconsistent with this Agreement and/or its performance hereunder. Consultant acknowledges that no institution or employer with which Consultant is or was associated places any restriction upon Consultant's consulting activities, which would affect Consultant's performance under this Agreement.

16.   Non-Disparagement.

Consultant agrees that he will not disparage or assist, encourage or induce others to disparage Company or any of its subsidiaries or affiliated entities. For the purposes of this Agreement, the term "disparage" includes, without limitation, comments or statements, whether written or oral or whether in connection with any judicial or administrative proceeding or not, which would adversely affect in any manner (i) the conduct of the business of Company or its affiliated entities (including, without limitation, any business plans or prospects) or (ii) the business reputation of Company or its affiliated entities. Consultant agrees to use his best efforts to prevent others with whom Consultant has a personal or professional relationship from disparaging Company as well. This obligation shall also survive the termination of this Agreement.

17.   Controlling Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

18.   Headings.

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

19.   Final Agreement.

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

20.   Notices.

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

      If to Consultant:  Mr. David C. Storbeck
                         10 Arthur Place
                         Montville, NJ  07045

      If to Company:     Adrienne A. Messina
                         Philipp Brothers Chemicals, Inc.
                         One Parker Plaza, Suite 1400
                         Fort Lee, NJ  07024


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

21.   Conflict.

In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

22.   Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

23.   Survival of Provisions.

Section 7, Intellectual Property, Section 9, Confidentiality, and Section 16, Non-Disparagement will survive termination of this Agreement and remain in full force and affect.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Philipp Brothers Chemicals, Inc.                  David C. Storbeck

By: /s/ Adrienne Messina                          By: /s/ David C. Storbeck
    --------------------------------              ------------------------------
    Name: Adrienne Messina                        Name: David C. Storbeck
    Title: Vice President Human Resources


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